Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
Jon Kasle	Todd Ernst
781-522-5110	781-522-5141

Raytheon Reports Solid Third Quarter Results

•	Strong bookings of $6.9 billion; book-to-bill of 1.12

•	Adjusted EPS of $1.39; EPS from continuing operations of $1.43(1)

•	Adjusted operating margin of 13.0 percent, up 20 basis points; reported operating margin of 11.8 percent(1)

•	Strong cash flow from continuing operations of $859 million

•	Net sales of $6.1 billion

•	Credit rating upgraded to A3 by Moody’s on October 17, 2011

WALTHAM, Mass., (October 27, 2011) – Raytheon Company (NYSE: RTN) announced third quarter 2011 Adjusted EPS of $1.39 per diluted share compared to $1.35 per diluted share in the third quarter 2010(1).

“Our continued focus on delivering affordable and innovative solutions to our customers is highlighted by robust third quarter bookings,” said William H. Swanson, Raytheon’s Chairman and CEO. “Solid execution and cost reduction efforts drove strong operating margin and cash flow performance in the quarter.”

Third quarter 2011 EPS from continuing operations was $1.43 compared to $1.71 in the third quarter 2010, a difference of $0.28. The change was primarily due to the net change of $0.28 per diluted share in tax settlements year-over-year. Third quarter 2011 included a favorable tax settlement of $60 million or $0.17 per diluted share compared to a favorable tax settlement of $170 million or $0.45 per diluted share in the third quarter 2010. Third quarter 2011 also included an unfavorable FAS/CAS Adjustment(1) of $0.14, compared to an unfavorable FAS/CAS Adjustment(1) of $0.09 in the third quarter 2010.

(1)

Adjusted EPS is EPS from continuing operations attributable to Raytheon Company common stockholders and Adjusted Operating Margin is total operating margin, in each case, excluding the impact of the FAS/CAS Adjustment, and from time to time, certain other items. Q3 2011 and Q3 2010 Adjusted EPS also exclude the impact of the favorable tax settlements as discussed above. Adjusted EPS and Adjusted Operating Margin are non-GAAP financial measures. See attachment F for a reconciliation of these measures and a discussion of why the Company is presenting this information.

Net sales for the third quarter 2011 were $6,132 million, compared to $6,272 million in the third quarter 2010. The Company reported strong bookings for the third quarter 2011 of $6,884 million compared to $6,038 million in the third quarter 2010, resulting in a book-to-bill ratio of 1.12.

The Company generated strong operating cash flow in the quarter. Operating cash flow from continuing operations for the third quarter 2011 was $859 million compared to $413 million for the third quarter 2010. The increase in operating cash flow from continuing operations in the third quarter 2011 was primarily due to the timing of payroll periods, a tax refund and reductions in working capital.

In the third quarter 2011, the Company repurchased 7.6 million shares of common stock for $312 million as part of its previously announced share repurchase program. Year-to-date 2011, the Company repurchased 20.1 million shares of common stock for $937 million. Also, as previously announced in September 2011, the Company’s Board of Directors authorized the repurchase of up to an additional $2.0 billion of the Company’s outstanding common stock.

On October 17, 2011, Moody’s Investors Service upgraded the Company’s senior unsecured credit rating from Baa1 to A3, reflecting the Company’s strong financial position. The Company ended the third quarter 2011 with $1.2 billion of net debt. Net debt is defined as total debt less cash and cash equivalents.

Summary Financial Results	3rd Quarter		% Change	Nine Months		% Change
($ in millions, except per share data)	2011	2010		2011	2010
Net sales(1)	$6,132	$6,272	-2%	$18,416	$18,298	1%
Income from continuing operations attributable to Raytheon Company(1), (2)	$500	$640	-22%	$1,321	$1,305	1%
Adjusted Income(3)	$489	$504	-3%	$1,485	$1,499	-1%
EPS from continuing operations(1), (2)	$1.43	$1.71	-16%	$3.71	$3.43	8%
Adjusted EPS(3)	$1.39	$1.35	3%	$4.17	$3.94	6%
Operating cash flow from cont. ops.	$859	$413		$837	$1,070
Workdays in fiscal reporting calendar	63	63		191	187

(1)

The UK Border Agency program adjustment reduced Nine Months 2010 net sales by $316 million, income from continuing operations by $395 million pretax ($274 million after-tax) and reduced Nine Months 2010 EPS by $0.72 per share. The impact of the Q1 2011 adjustment related to the UK Border Agency’s drawdown on letters of credit (UKBA LOC Adjustment) reduced Nine Months 2011 income from continuing operations by $80 million pretax ($59 million after-tax) and EPS by $0.17 per share.

(2)

The year-over-year change in income from continuing operations and EPS from continuing operations was primarily due to the favorable tax settlements and the FAS/CAS Adjustments. Included in Q3 2010 and Nine Months 2010 income from continuing operations attributable to Raytheon Company common stockholders and EPS from continuing operations is a favorable tax settlement of $170 million and $0.45 per diluted share, respectively and the impact of the FAS/CAS Adjustment of $52 million and $138 million or $0.09 and $0.24 per diluted share, respectively. Included in Q3 2011 and Nine Months 2011 income from continuing operations attributable to Raytheon Company common stockholders and EPS from continuing operations is a favorable tax settlement of $60 million and $0.17 per diluted share, respectively and the impact of the FAS/CAS Adjustment of $75 million and $254 million or $0.14 and $0.46 per diluted share, respectively.

(3)

Adjusted Income is income from continuing operations attributable to Raytheon Company common stockholders and Adjusted EPS is EPS from continuing operations attributable to Raytheon Company common stockholders, in each case, excluding the after-tax impact of the FAS/CAS Adjustment and, from time to time, certain other items. Q3 2010, Nine Months 2010, Q3 2011 and Nine Months 2011 Adjusted Income and Adjusted EPS exclude the favorable tax settlements discussed above. Nine Months 2010 Adjusted Income and Adjusted EPS also exclude the UK Border Agency program adjustment, and Nine Months 2011 Adjusted Income and Adjusted EPS also exclude the UKBA LOC Adjustment. Adjusted Income and Adjusted EPS are non-GAAP financial measures. See attachment F for a reconciliation of these measures and a discussion of why the Company is presenting this information.

Bookings and Backlog

Bookings	3rd Quarter		Nine Months
($ in millions)	2011	2010	2011	2010
Bookings	$6,884	$6,038	$19,408	$18,465

Backlog	Period Ending
($ in millions)	Q3 2011	2010
Backlog	$34,985	$34,551
Funded Backlog	$21,734	$22,632

The Company ended the third quarter 2011 with a backlog of $35.0 billion, compared to $34.6 billion at the end of 2010.

Outlook

2011 Financial Outlook

	Current		Prior (7/28/11)
Net Sales ($B)	25.0 - 25.3	*	25.5 - 25.9
FAS/CAS Adjustment ($M)	(338	)* (1)	(365)
Interest Expense, Net ($M)	(155) - (165)		(155) - (165)
Diluted Shares (M)	353 - 354	*	353 - 359
Effective Tax Rate	~28.6	%*	~28.3%
EPS from Continuing Operations	$4.94 - $5.04	*	$4.82 - $4.97
Adjusted EPS(2)	$5.55 - $5.65	*	$5.50 - $5.65
Operating Cash Flow from Cont. Ops. ($B)	2.1 - 2.3		2.1 - 2.3
ROIC (%)(2)	13.2 - 13.6	*	13.1 - 13.6

*	Denotes change from prior guidance.
(1)	Reflects a $27 million or $0.05 per share reduction in FAS/CAS Adjustment due to the annual update in Q3 2011 of our actuarial estimates for pension and other postretirement benefit plans.
(2)

Adjusted EPS is EPS from continuing operations attributable to Raytheon Company common stockholders excluding the EPS impact of the FAS/CAS Adjustment and, from time to time, certain other items. In addition to the FAS/CAS Adjustment, 2011 Adjusted EPS and ROIC exclude the impact of the Q1 2011 UKBA LOC Adjustment and the Q3 2011 favorable tax settlement. Adjusted EPS and ROIC are non-GAAP financial measures. See attachment F for a reconciliation of Adjusted EPS to EPS from continuing operations and attachment G for a calculation of ROIC and discussions of why the Company is presenting this information.

The Company updated its full-year 2011 outlook. Charts containing additional information on the Company’s 2011 outlook are available on the Company’s website at www.raytheon.com/ir.

Segment Results

Integrated Defense Systems

	3rd Quarter		% Change	Nine Months		% Change
($ in millions)	2011	2010		2011	2010
Net Sales	$1,176	$1,319	-11%	$3,667	$4,007	-8%
Operating Income	$204	$206	-1%	$600	$632	-5%
Operating Margin	17.3%	15.6%		16.4%	15.8%

Integrated Defense Systems (IDS) had third quarter 2011 net sales of $1,176 million compared to $1,319 million in the third quarter 2010. As expected, the change in net sales was primarily due to lower sales on an international Patriot program and a U.S. Navy program. IDS recorded $204 million of operating income compared to $206 million in the third quarter 2010. The change in operating income was primarily due to the change in volume partially offset by improved program performance and favorable contract mix.

During the quarter, IDS booked $142 million for the production of Airborne Low Frequency Sonar (ALFS) systems and spares for the U.S. Navy. IDS also booked $93 million to provide advanced Patriot air and missile defense capability for an international customer.

Intelligence and Information Systems

	3rd Quarter		% Change	Nine Months		% Change
($ in millions)	2011	2010		2011	2010
Net Sales	$760	$735	3%	$2,262	$1,937	17%
Operating Income (Loss)	$58	$58	—	$85	$(224)	NM
Operating Margin	7.6%	7.9%		3.8%	NM

NM = Not Meaningful

Intelligence and Information Systems (IIS) had third quarter 2011 net sales of $760 million compared to $735 million in the third quarter 2010. The increase in net sales was primarily due to higher sales on classified programs. IIS recorded $58 million of operating income in both the third quarter 2011 and the third quarter 2010.

During the quarter, IIS booked $180 million on a contract to provide intelligence, surveillance and reconnaissance (ISR) support to the U.S. Air Force and $163 million for the Common Ground System to the Joint Polar Satellite System (JPSS) program for NASA. IIS also booked $313 million on a number of classified contracts.

Missile Systems

	3rd Quarter		% Change	Nine Months		% Change
($ in millions)	2011	2010		2011	2010
Net Sales	$1,413	$1,391	2%	$4,108	$4,167	-1%
Operating Income	$178	$161	11%	$484	$480	1%
Operating Margin	12.6%	11.6%		11.8%	11.5%

Missile Systems (MS) had third quarter 2011 net sales of $1,413 million compared to $1,391 million in the third quarter 2010. MS recorded $178 million of operating income compared to $161 million in the third quarter 2010. The increase in operating income was primarily due to improved program performance.

During the quarter, MS booked $2,264 million, including $584 million for Advanced Medium-Range Air-to-Air Missiles (AMRAAM) and $104 million for PavewayTM for the U.S. Air Force and international customers, and $221 million for Evolved Sea Sparrow Missiles (ESSM), $195 million for Phalanx weapon systems, $179 million for Standard Missile-2 (SM-2), and $91 million for the Joint Stand-off Weapon (JSOW) for the U.S. Navy and international customers. MS also booked $329 million for the development of Standard Missile-3 (SM-3) for the Missile Defense Agency, and $200 million for a major classified program.

Network Centric Systems

	3rd Quarter		% Change	Nine Months		% Change
($ in millions)	2011	2010		2011	2010
Net Sales	$1,104	$1,227	-10%	$3,360	$3,608	-7%
Operating Income	$162	$169	-4%	$492	$496	-1%
Operating Margin	14.7%	13.8%		14.6%	13.7%

Network Centric Systems (NCS) had third quarter 2011 net sales of $1,104 million compared to $1,227 million in the third quarter 2010. The change in net sales was primarily due to lower sales on U.S. Army programs. NCS recorded $162 million of operating income compared to $169 million in the third quarter 2010. The change in operating income was primarily due to lower volume partially offset by improved program performance and favorable contract mix.

NCS booked $187 million for the production of Sentinel radars, spares, and services for the U.S. Army and international customers.

Space and Airborne Systems

	3rd Quarter		% Change	Nine Months		% Change
($ in millions)	2011	2010		2011	2010
Net Sales	$1,305	$1,238	5%	$3,914	$3,530	11%
Operating Income	$171	$188	-9%	$503	$513	-2%
Operating Margin	13.1%	15.2%		12.9%	14.5%

Space and Airborne Systems (SAS) had third quarter 2011 net sales of $1,305 million, up 5 percent compared to $1,238 million in the third quarter 2010. The increase in net sales was primarily due to growth on intelligence, surveillance and reconnaissance (ISR) systems programs and higher net sales related to Raytheon Applied Signal Technology, which was acquired in the first quarter of 2011. SAS recorded $171 million of operating income compared to $188 million in the third quarter 2010. Third quarter 2011 operating income was reduced by $8 million of acquisition-related costs and $14 million related to a contract modification.

During the quarter, SAS booked $78 million on radar contracts for an international customer. SAS also booked $468 million on a number of classified contracts.

Technical Services

	3rd Quarter		% Change	Nine Months		% Change
($ in millions)	2011	2010		2011	2010
Net Sales	$817	$873	-6%	$2,467	$2,508	-2%
Operating Income	$75	$77	-3%	$228	$215	6%
Operating Margin	9.2%	8.8%		9.2%	8.6%

Technical Services (TS) had third quarter 2011 net sales of $817 million compared to $873 million in the third quarter 2010. The change in net sales was primarily due to lower sales on programs nearing completion, including a Defense Threat Reduction Agency (DTRA) program and a Transportation Security Administration (TSA) program. TS recorded operating income of $75 million compared to $77 million in the third quarter 2010.

During the quarter, TS booked $256 million on domestic training programs and $67 million on foreign training programs in support of Warfighter FOCUS activities. TS also booked $120 million to design, develop and deliver technical training for a commercial customer.

About Raytheon Company

Raytheon Company (NYSE: RTN), with 2010 sales of $25 billion, is a technology and innovation leader specializing in defense, homeland security and other government markets throughout the world. With a history of innovation spanning 89 years, Raytheon provides state-of-the-art electronics, mission systems integration and other capabilities in the areas of sensing; effects; and command, control, communications and intelligence systems, as well as a broad range of mission support services. With headquarters in Waltham, Mass., Raytheon employs 72,000 people worldwide.

Conference Call on the Third Quarter 2011 Financial Results

Raytheon’s financial results conference call will be held on Thursday, October 27, 2011 at 9 a.m. ET. Participants will include William H. Swanson, Chairman and CEO; David C. Wajsgras, senior vice president and CFO; and other Company executives.

The dial-in number for the conference call will be (866) 510-0712 in the U.S. or (617) 597-5380 outside of the U.S. The conference call will also be audiocast on the Internet at www.raytheon.com/ir. Individuals may listen to the call and download charts that will be used during the call. These charts will be available for printing prior to the call.

Interested parties are encouraged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the free required downloadable software are posted on the site.

Disclosure Regarding Forward-looking Statements

This release and the attachments contain forward-looking statements, including information regarding the Company’s financial outlook, future plans, objectives, business prospects and anticipated financial performance. These forward-looking statements are not statements of historical facts and represent only the Company’s current expectations regarding such matters. These statements inherently involve a wide range of known and unknown risks and uncertainties. The Company’s actual actions and results could differ materially from what is expressed or implied by these statements. Specific factors that could cause such a difference include, but are not limited to: the Company’s dependence on the U.S. Government for a significant portion of its business and the risks associated with U.S. Government sales, including changes or shifts in defense spending, uncertain funding of programs, potential termination of contracts, and difficulties in contract performance; the resolution of program terminations; the ability to procure new contracts; the risks of conducting business in foreign countries; the ability to comply with extensive governmental regulation, including import and export policies, the Foreign Corrupt Practices Act, the International Traffic in Arms Regulations, and procurement and other regulations; the impact of competition; the ability to develop products and technologies; the impact of changes in the financial markets and global economic conditions; the risk that actual pension returns, discount rates or other actuarial assumptions are significantly different than the Company’s assumptions; the risk of cost overruns, particularly for the Company’s fixed-price contracts; dependence on component availability, subcontractor performance and key suppliers; risks of a negative government audit; the use of accounting estimates in the Company’s financial statements; risks associated with acquisitions, dispositions, joint ventures and other business arrangements; risks of an impairment of goodwill or other intangible assets; the outcome of contingencies and litigation matters, including government investigations; the ability to recruit and retain qualified personnel; the impact of potential security and cyber threats, and other disruptions; and other factors as may be detailed from time to time in the Company’s public announcements and Securities and Exchange Commission filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release and the attachments or to update them to reflect events or circumstances occurring after the date of this release, including any acquisitions, dispositions or other business arrangements that may be announced or closed after such date. This release and the attachments also contain non-GAAP financial measures. A GAAP reconciliation and a discussion of the Company’s use of these measures are included in this release or the attachments.

# # #

Attachment A

Raytheon Company

Preliminary Statement of Operations Information

Third Quarter 2011

(In millions, except per share amounts)	Three Months Ended		Nine Months Ended
	02-Oct-11	26-Sep-10	02-Oct-11	26-Sep-10
Net sales	$6,132	$6,272	$18,416	$18,298

Operating expenses
Cost of sales	4,826	4,975	14,672	14,797
Administrative and selling expenses	428	394	1,293	1,216
Research and development expenses	153	154	454	482

Total operating expenses	5,407	5,523	16,419	16,495

Operating income	725	749	1,997	1,803

Interest expense	41	33	127	98
Interest income	(5)	(3)	(14)	(10)
Other (income) expense	14	(7)	15	(2)

Non-operating (income) expense, net	50	23	128	86

Income from continuing operations before taxes	675	726	1,869	1,717
Federal and foreign income taxes	166	77	527	388

Income from continuing operations	509	649	1,342	1,329
Income (loss) from discontinued operations, net of tax	1	88	2	76

Net income	510	737	1,344	1,405
Less: Net income (loss) attributable to noncontrolling interests in subsidiaries	9	9	21	24

Net income attributable to Raytheon Company	$501	$728	$1,323	$1,381

Basic earnings (loss) per share attributable to Raytheon Company common stockholders:
Income from continuing operations	$1.43	$1.72	$3.73	$3.47
Income (loss) from discontinued operations, net of tax	—	0.24	—	0.20
Net income	1.43	1.96	3.73	3.67
Diluted earnings (loss) per share attributable to Raytheon Company common stockholders:
Income from continuing operations	$1.43	$1.71	$3.71	$3.43
Income (loss) from discontinued operations, net of tax	—	0.23	—	0.20
Net income	1.43	1.94	3.71	3.63
Amounts attributable to Raytheon Company common stockholders:
Income from continuing operations	$500	$640	$1,321	$1,305
Income (loss) from discontinued operations, net of tax	1	88	2	76

Net income	$501	$728	$1,323	$1,381

Average shares outstanding
Basic	350.5	371.7	354.3	375.9
Diluted	351.4	374.5	356.4	380.7

Attachment B

Raytheon Company

Preliminary Segment Information

Third Quarter 2011

(In millions, except percentages)	Net Sales Three Months Ended		Operating Income Three Months Ended		Operating Income As a Percent of Net Sales Three Months Ended
	02-Oct-11	26-Sep-10	02-Oct-11	26-Sep-10	02-Oct-11	26-Sep-10
Integrated Defense Systems	$1,176	$1,319	$204	$206	17.3%	15.6%
Intelligence and Information Systems	760	735	58	58	7.6%	7.9%
Missile Systems	1,413	1,391	178	161	12.6%	11.6%
Network Centric Systems	1,104	1,227	162	169	14.7%	13.8%
Space and Airborne Systems	1,305	1,238	171	188	13.1%	15.2%
Technical Services	817	873	75	77	9.2%	8.8%
FAS/CAS Adjustment	—	—	(75)	(52)
Corporate and Eliminations	(443)	(511)	(48)	(58)

Total	$6,132	$6,272	$725	$749	11.8%	11.9%

(In millions, except percentages)	Net Sales Nine Months Ended		Operating Income Nine Months Ended		As a Percent of Net Sales Nine Months Ended
	02-Oct-11	26-Sep-10	02-Oct-11	26-Sep-10	02-Oct-11	26-Sep-10
Integrated Defense Systems	$3,667	$4,007	$600	$632	16.4%	15.8%
Intelligence and Information Systems	2,262	1,937	85	(224)	3.8%	-11.6%
Missile Systems	4,108	4,167	484	480	11.8%	11.5%
Network Centric Systems	3,360	3,608	492	496	14.6%	13.7%
Space and Airborne Systems	3,914	3,530	503	513	12.9%	14.5%
Technical Services	2,467	2,508	228	215	9.2%	8.6%
FAS/CAS Adjustment	—	—	(254)	(138)
Corporate and Eliminations	(1,362)	(1,459)	(141)	(171)

Total	$18,416	$18,298	$1,997	$1,803	10.8%	9.9%

Attachment C

Raytheon Company

Other Preliminary Information

Third Quarter 2011

(In millions)	Funded Backlog		Total Backlog
	02-Oct-11	31-Dec-10	02-Oct-11	31-Dec-10
Integrated Defense Systems	$5,380	$6,433	$8,438	$8,473
Intelligence and Information Systems	927	725	4,495	4,319
Missile Systems	6,388	6,385	8,581	8,212
Network Centric Systems	3,760	3,740	4,512	4,912
Space and Airborne Systems	3,306	3,266	6,012	5,981
Technical Services	1,973	2,083	2,947	2,654

Total	$21,734	$22,632	$34,985	$34,551

	Bookings Three Months Ended
	02-Oct-11	26-Sep-10
Total Bookings	$6,884	$6,038

Attachment D

Raytheon Company

Preliminary Balance Sheet Information

Third Quarter 2011

(In millions)

	02-Oct-11	31-Dec-10
Assets
Cash and cash equivalents	$2,405	$3,638
Contracts in process, net	4,987	4,414
Inventories	423	363
Deferred taxes	148	266
Prepaid expenses and other current assets	149	141

Total current assets	8,112	8,822
Property, plant and equipment, net	1,958	2,003
Deferred taxes	121	106
Goodwill	12,468	12,045
Other assets, net	1,461	1,446

Total assets	$24,120	$24,422

Liabilities and Equity
Current liabilities
Advance payments and billings in excess of costs incurred	$2,044	$2,201
Accounts payable	1,349	1,538
Accrued employee compensation	1,080	901
Other accrued expenses	1,273	1,320

Total current liabilities	5,746	5,960
Accrued retiree benefits and other long-term liabilities	3,992	4,815
Deferred taxes	363	147
Long-term debt	3,612	3,610
Equity
Raytheon Company stockholders’ equity
Common stock	3	4
Additional paid-in capital	11,640	11,406
Accumulated other comprehensive loss	(4,808)	(5,146)
Treasury stock, at cost	(7,838)	(6,900)
Retained earnings	11,258	10,390

Total Raytheon Company stockholders’ equity	10,255	9,754
Noncontrolling interests in subsidiaries	152	136

Total equity	10,407	9,890

Total liabilities and equity	$24,120	$24,422

Attachment E

Raytheon Company

Preliminary Cash Flow Information

Third Quarter 2011

(In millions)	Three Months Ended		Nine Months Ended
	02-Oct-11	26-Sep-10	02-Oct-11	26-Sep-10
Net income (loss)	$510	$737	$1,344	$1,405
(Income) loss from discontinued operations, net of tax	(1)	(88)	(2)	(76)

Income (loss) from continuing operations	509	649	1,342	1,329
Depreciation	79	76	233	225
Amortization	34	29	98	86
Working capital (excluding pension and taxes) (1)	290	(111)	(851)	(137)
Other long-term liabilities	(74)	(243)	(55)	(355)
Pension and other postretirement benefits	(268)	(330)	(260)	(489)
Other	289	343	330	411

Net operating cash flow	859	413	837	1,070
Discontinued operations	2	5	(48)	7
Capital spending	(90)	(75)	(197)	(184)
Internal use software spending	(24)	(14)	(74)	(45)
Acquisitions	(1)	—	(551)	(12)
Dividends	(152)	(141)	(440)	(401)
Repurchases of common stock	(312)	(425)	(937)	(1,200)
Warrants exercised	—	—	123	250
Other	7	1	54	22

Total cash flow	$289	$(236)	(1,233)	(493)

(1)	Working capital (excluding pension and taxes) is a summation of changes in: contracts in process and advance payments and billings in excess of costs incurred, inventories, prepaid expenses and other current assets, accounts payable, accrued employee compensation, and other accrued expenses from the Statements of Cash Flows.

Attachment F

Raytheon Company

Non-GAAP Financial Measures - Adjusted EPS, Adjusted Income and Adjusted Operating Margin

Third Quarter 2011

Adjusted EPS Non-GAAP Reconciliation

(In millions, except per share amounts)

	Three Months Ended		Nine Months Ended		2011 Current Guidance		2011 Prior Guidance
	2011	2010	2011	2010	Low end of range	High end of range	Low end of range	High end of range
Diluted earnings per share from continuing operations attributable to Raytheon Company common stockholders	$1.43	$1.71	$3.71	$3.43	$4.94	$5.04	$4.82	$4.97
Per share impact of the FAS/CAS Adjustment (A)	0.14	0.09	0.46	0.24	0.62	0.62	0.66	0.67
Per share impact of the UK Border Agency (UKBA) Program Adjustment (B)	—	—	—	0.72	—	—	—	—
Per share impact of the UKBA LOC Adjustment (C)	—	—	0.17	—	0.17	0.17	0.16	0.16
Per share impact of the favorable tax settlements (D)	(0.17)	(0.45)	(0.17)	(0.45)	(0.17)	(0.17)	(0.15)	(0.16)

Adjusted EPS (4), (5)	$1.39	$1.35	$4.17	$3.94	$5.55	$5.65	$5.50	$5.65

(A) FAS/CAS Adjustment	$75	$52	$254	$138	$338	$338	$365	$365
Tax effect (1)	(26)	(18)	(89)	(48)	(118)	(118)	(128)	(128)

After-tax impact	49	34	165	90	220	220	237	237
Diluted shares	351.4	374.5	356.4	380.7	354.0	353.0	359.0	353.0

Per share impact	$0.14	$0.09	$0.46	$0.24	$0.62	$0.62	$0.66	$0.67

(B) UKBA Program Adjustment	$—	$—	$—	$395	$—	$—	$—	$—
Tax effect (2)	—	—	—	(121)	—	—	—	—

After-tax impact	—	—	—	274	—	—	—	—
Diluted shares	—	—	—	380.7	—	—	—	—

Per share impact	$—	$—	$—	$0.72	$—	$—	$—	$—

(C) UKBA LOC Adjustment	$—	$—	$80	$—	$80	$80	$80	$80
Tax effect (3)	—	—	(21)	—	(20)	(20)	(22)	(22)

After-tax impact	—	—	59	—	60	60	58	58
Diluted shares	—	—	356.4	—	354.0	353.0	359.0	353.0

Per share impact	$—	$—	$0.17	$—	$0.17	$0.17	$0.16	$0.16

(D) Favorable tax settlements	$(60)	$(170)	$(60)	$(170)	$(60)	$(60)	$(55)	$(55)
Diluted shares	351.4	374.5	356.4	380.7	354.0	353.0	359.0	353.0

Per share impact	$(0.17)	$(0.45)	$(0.17)	$(0.45)	$(0.17)	$(0.17)	$(0.15)	$(0.16)

Adjusted Income Non-GAAP Reconciliation

(In millions)	Three Months Ended		Nine Months Ended
	2011	2010	2011	2010
Income from continuing operations attributable to Raytheon Company common stockholders	$500	$640	$1,321	$1,305
FAS/CAS Adjustment	49	34	165	90
UKBA Program Adjustment	—	—	—	274
UKBA LOC Adjustment	—	—	59	—
Favorable tax settlements	(60)	(170)	(60)	(170)

Adjusted Income (4), (6)	$489	$504	$1,485	$1,499

Adjusted Operating Margin Non-GAAP Reconciliation

	Three Months Ended		Nine Months Ended		2011 Current Guidance		2011 Prior Guidance
	2011	2010	2011	2010	Low end of range	High end of range	Low end of range	High end of range
Operating Margin	11.8%	11.9%	10.8%	9.9%	10.8%	11.0%	10.3%	10.7%
Impact of the FAS/CAS Adjustment	1.2%	0.8%	1.4%	0.7%	1.3%	1.3%	1.4%	1.4%
Impact of UKBA Program Adjustment	—%	—%	—%	1.9%	—%	—%	—%	—%
Impact of the UKBA LOC Adjustment	—%	—%	0.4%	—%	0.3%	0.3%	0.3%	0.3%

Adjusted Operating Margin (4), (7)	13.0%	12.8%	12.7%	12.5%	12.4%	12.6%	12.0%	12.4%

(1)	Tax effected at 35% federal statutory tax rate.
(2)	Tax effected at approximately 30.5% blended global tax rate.
(3)	Tax effected at approximately 26.7% blended global tax rate. Guidance tax effected at 25%.
(4)	These amounts are not measures of financial performance under U.S. generally accepted accounting principles (GAAP). They should be considered supplemental to and not a substitute for financial performance in accordance with GAAP and may not be defined and calculated by other companies in the same manner. These amounts exclude the FAS/CAS Adjustment and, from time to time, certain other items. We are providing these measures because management uses them for the purposes of evaluating and forecasting the Company’s financial performance and believes that they provide additional insights into the Company’s underlying business performance. We also believe that they allow investors to benefit from being able to assess our operating performance in the context of how our principal customer, the U.S. Government, allows us to recover pension and PRB costs and to better compare our operating performance to others in the industry on that same basis. Amounts may not recalculate directly due to rounding.
(5)	Adjusted EPS is diluted EPS from continuing operations attributable to Raytheon Company common stockholders excluding the EPS impact of the FAS/CAS Adjustment and, from time to time, certain other items. In addition to the FAS/CAS Adjustment, nine months ended 2011 Adjusted EPS also excludes the per share impact of the UKBA LOC Adjustment, as previously disclosed, while nine months ended 2010 Adjusted EPS also excludes the per share impact of the UKBA Program Adjustment, as previously disclosed. The UKBA Program Adjustment is based on our adjustment after the UKBA’s termination of the UKBA program, to our estimated amount of revenue and costs under the program in the second quarter of 2010. The UKBA LOC Adjustment is based on the UKBA’s decision to draw down on the previously disclosed letters of credit provided by Raytheon Systems Limited (RSL). The determination of the validity of the drawdown is now a subject of the ongoing arbitration proceedings related to the UKBA program. Three months and nine months ended 2011 and 2010 Adjusted EPS also excludes the earnings per share impact of favorable tax settlements in the third quarters of 2011 and 2010 as a result of our receipt of final approval from the IRS and the U.S. Congressional Joint Committee on Taxation of the IRS’ examination of our tax returns for the 2006-2008 tax years and 1998-2005 tax years, respectively.
(6)	Adjusted Income is income from continuing operations attributable to Raytheon Company common stockholders excluding the after-tax impact of the FAS/CAS Adjustment and, from time to time, certain other items. In addition to the FAS/CAS Adjustment, nine months ended 2011 Adjusted Income also excludes the after-tax impact of the UKBA LOC Adjustment, as described above, while nine months ended 2010 Adjusted Income also excludes the after-tax impact of the UKBA Program Adjustment, as described above. Three months and nine months ended 2011 and 2010 Adjusted Income also excludes the impact of the favorable tax settlements in the third quarters of 2011 and 2010, as described above.
(7)	Adjusted Operating Margin is defined as total operating margin excluding the margin impact of the FAS/CAS Adjustment and, from time to time, certain other items. In addition to the FAS/CAS Adjustment, nine months ended 2011 Adjusted Operating Margin also excludes the impact of the UKBA LOC Adjustment, as described above, while nine months ended 2010 Adjusted Operating Margin also excludes the impact of the UKBA Program Adjustment, as described above.

Attachment G

Raytheon Company

Preliminary Return on Invested Capital Non-GAAP Financial Measure

Third Quarter 2011

We define ROIC as income from continuing operations excluding the after-tax effect of the FAS/CAS Adjustment and, from time to time, certain other items, plus after-tax net interest expense plus one-third of operating lease expense after-tax (estimate of interest portion of operating lease expense) divided by average invested capital after capitalizing operating leases (operating lease expense times a multiplier of 8), adding financial guarantees less net investment in Discontinued Operations, and adding back the liability for defined benefit pension plans and postretirement benefit plans, net of tax. 2011 ROIC also excludes from income from continuing operations the $60 million after-tax effect of the UKBA LOC Adjustment, as previously disclosed, and the $60 million impact of the third quarter of 2011 favorable tax settlement. ROIC is not a measure of financial performance under generally accepted accounting principles (GAAP) and may not be defined and calculated by other companies in the same manner. ROIC should be considered supplemental to and not a substitute for financial information prepared in accordance with GAAP. The Company uses ROIC as a measure of the efficiency and effectiveness of its use of capital and as an element of management compensation.

Return on Invested Capital

(In millions, except percentages)		2011 Guidance
	2010	Low end of range	High end of range
Income from continuing operations	$1,843
FAS/CAS Adjustment (1)	122
Q2 2010 UK Border Agency program adjustment (2)	284
Q3 2010 favorable tax settlement	(170)	Combined	Combined
Q4 2010 early debt retirement make-whole provision (1)	47
Net interest expense (1)	72
Lease expense (1)	67

Return	$2,265	$2,180	$2,215

Net debt (3)	$(171)
Equity less investment in discontinued operations	9,944
Lease expense x 8, plus financial guarantees	2,890	Combined	Combined
Pension and PRB liability, net of related tax benefit	3,323

Invested capital from continuing operations (4)	$15,986	$16,530	$16,330

ROIC	14.2%	13.2%	13.6%

(1)	Net of tax, calculated utilizing the federal statutory tax rate of 35%
(2)	Net of tax, calculated utilizing the UK statutory tax rate in effect in Q2 2010 of 28%
(3)	Net debt is defined as total debt less cash and cash equivalents and is calculated using a 2-point average
(4)	Calculated using a 2-point average